AMENDED BYLAWS

OF

MARKETU INC.

AS AMENDED ON FEBRUARY 15, 2002

ARTICLE II

STOCKHOLDER'S MEETINGS

Section 6. Notices:

Written or printed notice stating the place, day, and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered by mail, by or at the direction of the President, the Secretary, or the officer or persons calling the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid.

CERTIFICATE

The undersigned does hereby certify that the undersigned is the Secretary of the Corporation as named at the outset in these bylaws, a corporation duly organized and existing under and by virtue of the laws of the State of Nevada; that the above and foregoing bylaws of said corporation were duly and regularly adopted as such by the board of directors of the Corporation by consent in writing of said board, dated the 15th day of February, 2002, that the above and foregoing bylaws are now in full force and effect.

DATED this 18th day of March, 2002.

/s/
George Shahnazarian, Secretary